Exhibit 8

                                October ___, 1997



Board of Directors
Eastern Virginia Bankshares, Inc.
307 Church Lane
P. O. Box 1005
Tappahannock, Virginia  22560-1005

Board of Directors
Southside Bank
307 Church Lane
P. O. Box 1005
Tappahannock, Virginia 22560-1005

Board Of Directors
Bank of Northumberland
Route 360
P. O. Box 9
Heathsville, Virginia 22473

     Re:   Tax Opinion - Exchange of Stock of Southside Bank and
           Bank of Northumberland for Stock of Eastern Virginia Bankshares, Inc.

Ladies and Gentlemen:

         You have requested our opinion as to certain federal income tax consequences of the proposed exchange of shares of common stock (the "Share Exchange") of Southside Bank ("SSB") and shares of common stock of Bank of Northumberland ("BNI") for shares of common stock of Eastern Virginia Bankshares, Inc. ("EVB") pursuant to the Agreement and Plan of Reorganization by and between these parties dated ___________, 1997 (the "Share Exchange
Agreement"). Our opinion is given pursuant to Section 6.1(d) of the Share Exchange Agreement.


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                                     FACTS:

         SSB is a Virginia-chartered bank which operates eight banking offices offering a full range of banking services. SSB's principal executive offices are located in Tappahannock, Virginia.

         BNI is a Virginia-chartered bank which operates three banking offices that provide commercial and consumer banking services. BNI's principal executive offices are located in Heathsville, Virginia.

         EVB was incorporated under Virginia law on September 5, 1997. It has no material assets or liabilities and has not conducted any business. Prior to the effective date of the Share Exchange, EVB will not acquire any material assets, incur any material liabilities or conduct any business, except to perform its obligations under the Share Exchange Agreement. EVB has one share of stock issued and outstanding held by a nominee shareholder to facilitate the Share Exchange.

         Pursuant to the Share Exchange Agreement, each outstanding share of SSB common stock will be exchanged for 2.5984 shares of common stock of EVB and each outstanding share of common stock of BNI will be exchanged for one share of common stock of EVB. Cash will be paid in lieu of fractional shares. The SSB and BNI shareholders are entitled by state law to dissent from the merger. The one outstanding share of common stock of EVB will be canceled. After the Share Exchange, SSB and BNI will continue their existing businesses and operations as wholly owned subsidiaries of EVB.

         In connection with this opinion, we have reviewed (i) the Share Exchange Agreement, (ii) the Registration Statement of EVB on Form S-4, dated ____________, 1997 (the "Registration Statement"), including the Joint Proxy
Statement/Prospectus   contained   therein,   and  (iii)  such  other  documents
concerning the Share Exchange as we have deemed necessary ((i), (ii), and (iii) collectively, the "Share Exchange Documents"). With respect to the various factual matters material to our opinions, we have relied upon certificates of the managements of SSB and BNI (the "Officers' Certificates"). We have assumed the correctness of the factual matters contained in such reliance sources and have made no independent investigation for the purpose of confirming that such factual matters are correct. As to all matters in which a person or entity has represented that such person or entity either is not a party to, does not have, or is not aware of,
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any plan or intention, understanding or agreement, we have assumed that there is in fact no plan, intention, understanding or agreement. We have also assumed that the Share Exchange will be consummated in accordance with the Share Exchange Agreement.

         We have assumed (i) the genuineness of all signatures on the Share Exchange Documents, (ii) the due authorization, execution, and delivery of all documents and the validity and binding effect thereof, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals from which the copies were made, and (v) the legal capacity of natural persons.

                                    OPINION:

         Based  on  the   foregoing   and   subject  to  the   limitations   and
qualifications set forth herein, we give our opinion as follows:

         1. The proposed Share Exchange will qualify as a transfer of property to a controlled corporation within the meaning of Section 351 and as a reorganization within the meaning of 368(a)(1)(B) of the Code, and EVB, SSB and BNI will each qualify as a "party to a reorganization" within the meaning of
Section 368(b) of the Code.

         2. No gain or loss will be recognized for federal tax purposes by EVB, SSB or BNI as a result of the Share Exchange.

         3. No gain or loss will be recognized for federal tax purposes by the shareholders of SSB or the shareholders of BNI as a result of the exchange of their common stock solely for the common stock of EVB.

         4. Any dissenting shareholder of SSB or BNI who receives solely cash in exchange for shares of SSB stock or shares of BNI stock will be treated as receiving a distribution in redemption of such stock subject to the provisions and limitations of Section 302 of the Code.

         5. Any shareholder of SSB who receives cash in lieu of a fractional share interest shall be treated as receiving a payment in redemption of such fractional interest subject to the provisions of section 302 of the Code. Gain or loss will be realized and recognized to such

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shareholder  measured by the  difference  between the  redemption  price and the portion of the shareholder's basis in SSB stock allocable to such fractional share interest.

         6. The aggregate tax basis of the shares of EVB stock received by each shareholder of SSB and each shareholder of BNI will be equal to the aggregate tax basis of such shareholder's shares of SSB stock or BNI stock surrendered therefor in the Share Exchange.

         7. The holding period under Section 1223 of the Code for the shares of EVB stock received by each shareholder of SSB and each shareholder of BNI will include the holding period for the shares of SSB stock or BNI stock of such shareholder surrendered therefor in the Share Exchange, provided that the SSB or BNI shareholder held such stock as a capital asset on the date of the Share Exchange.

         8. EVB's basis in each SSB share and each BNI share received in the exchange will equal the basis of that share in the hands of the SSB or BNI shareholder.

         9. The holding period under Section 1233 of the Code of each share of SSB stock and each share of BNI stock received in the Share Exchange by EVB will include the period during which that share was held by the SSB or BNI shareholder.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and other authorities as we have considered relevant. Our opinion is limited to the federal tax law of the United States of America and is expressed as of the date hereof. We do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance which hereafter comes to our attention or any change in law which hereafter occurs. Our opinions are limited to the matters expressly stated; no opinion is implied or may be inferred beyond such matters.

         Our opinion expressed herein is made in connection with the Share Exchange and is solely for the benefit of EVB and its Shareholders, SSB and its shareholders and BNI and its shareholders. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, which has been filed by EVB with the Securities and Exchange Commission, and to the reference to our firm under the caption "Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. This opinion
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may not, without our prior written consent,  be otherwise  distributed or relied upon by any other person, filed with any other government agency or quoted in any other document.

                                          Very truly yours,

                                          WILLIAMS, MULLEN, CHRISTIAN & DOBBINS



                                          By:
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